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                                                                     Exhibit 2.2

                              AMENDMENT NO. 1 TO
                           THE AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION


     This Amendment No. 1 to the Agreement and Plan of Merger and Reorganization (this "Amendment") is made and entered into as of June 30, 2000, by and among Clarent Corporation, a Delaware corporation ("Parent"), Copper Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and ACT Networks, Inc., a Delaware corporation (the "Company"). Capitalized terms used in this Amendment shall have the definition given to them in Exhibit A of the Agreement and Plan of Merger and Reorganization, dated as of May 1, 2000 (the "Agreement"), by and among Parent, Merger Sub and the Company.

                                   Recitals

     A. Parent, Merger Sub and the Company entered into the Agreement, pursuant to which Merger Sub will merge with and into the Company ("Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

     B. As part of the Merger, each share of Company Common Stock outstanding at the Effective Time shall be converted into the right to receive 0.2546 shares ("Initial Fraction") of Parent Common Stock; provided that if the Closing Price of Parent Common Stock, when multiplied by the Initial Fraction, is greater than $18.00 or less than $14.00, then the Initial Fraction will be adjusted as provided in Section 1.6(a)(iii) of the Agreement.

     C. The Closing Price currently is defined as the 4:00 p.m. (Eastern Time) closing price of a share of Parent Common Stock as reported on Nasdaq for the trading day immediately preceding the day on which the Effective Time occurs.

     D. Parent, Merger Sub and the Company wish to amend the Agreement to define the Closing Price as the average closing price of Parent Common Stock for the five (5) trading days immediately preceding the day on which the Effective Time occurs.

     E. Pursuant to Section 9.1 of the Agreement, the Agreement may be amended with the approval of the respective boards of directors of the Company and Parent.

     F. The boards of directors of the Company, Merger Sub and Parent have approved this Amendment.
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                                   Agreement

     The parties to this Agreement, intending to be legally bound, agree as follows:

1. The definition of "Closing Price" in Exhibit A of the Agreement is amended in its entirety to read:

          Closing Price. "Closing Price" shall mean the average (arithmetic mean) of the closing price at 4:00 p.m. (Eastern Time) of a share of Parent Common Stock as reported on Nasdaq for the five (5) trading days ending on and including the day immediately preceding the day on which the Effective Time occurs.

2. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument.

3. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between any of the parties, arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in any other state or federal court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process in the manner contemplated by this Section 3.

4. This Amendment and the other agreements referred to herein (including the Agreement) set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

5. Except as amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

                    [THIS SECTION INTENTIONALLY LEFT BLANK]

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     In Witness Whereof, the parties hereto have executed this Amendment No. 1 to the Agreement and Plan of Merger and Reorganization as of the date set forth in the first paragraph hereof.

                                    Clarent Corporation


                                    By: /s/ Richard J. Heaps
                                        --------------------------------

                                    Printed Name: Richard J. Heaps

                                    Title: Chief Operating Officer and Chief
                                           Financial Officer


                                    Copper Acquisition Sub, Inc.


                                    By: /s/ Richard J. Heaps
                                        --------------------------------

                                    Printed Name: Richard J. Heaps

                                    Title: President, Chief Executive Officer
                                           and Chief Financial Officer


                                    ACT Networks, Inc.


                                    By: /s/ Andre de Fusco
                                        --------------------------------

                                    Printed Name: Andre de Fusco

                                    Title: President and Chief Executive
                                           Officer

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